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                             Hall & Evans, L.L.C.
                               Attorneys at Law
                            1200 Seventeenth Street
                                  Suite 1700
                          Denver, Colorado 80202-5817
                           Telephone (303) 628-3300
                           Facsimile (303) 628-3368



                               February 16, 1998




Berkshire Capital Investment Trust
475 Milan Drive, Suite #103
San Jose, California  95134


Ladies and Gentlemen:

Re:  Rule 24f-2 Opinion

I have been requested to render an opinion in connection with the filing by Berkshire Capital Investment Trust (herein referred to as the "Trust") of a Rule 24f-2 Notice with respect to the fiscal year ended December 31, 1997 (the "Notice").

Reference is made to paragraph 10 of such Notice, wherein the Trust reports the sale of 11,607 shares during the fiscal year ended December 31, 1997 in reliance upon registration under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940, and paragraph 11 of such Notice, wherein the Trust reports the issuance of 132 shares in connection with dividend reinvestment plans.

I have examined the Agreement and Declaration of Trust and records of the Trust concerning certain actions by the Trustees of the Trust, the current Prospectus of the Trust and the form of the Rule 24f-2 Notice.

Based upon the foregoing and assuming that all of such shares were sold in accordance with the terms of the Prospectus in effect at the time of sale, in my opinion the above-mentioned shares of the Trust have been legally issued and are fully paid and non-assessable by the Trust.

I consent to the submission of a copy of this opinion to the Securities and Exchange Commission in connection with the filing of the Trust's Rule 24f-2 Notice for the fiscal year ended December 31, 1997, as contemplated in Rule 24f2(b)(i) under the Investment Company Act of 1940.


Very truly yours,


/s/ Hall & Evans, L.L.C.
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Hall & Evans, L.L.C.